Final Transcript

Conference Call Transcript ACS — Q3 2006 Affiliated Computer Services Earnings Conference Call Event Date/Time: Apr. 27. 2006 / 3:30PM CT

CORPORATE PARTICIPANTS

Warren Edwards

Affiliated Computer Services — CFO & EVP

Mark King

Affiliated Computer Services — President & CEO

Lynn Blodgett

Affiliated Computer Services — COO, EVP & Group President — Commercial Solutions

CONFERENCE CALL PARTICIPANTS

Gregory Gould

Goldman Sachs — Analyst

Tien-Tsin Huang

JP Morgan — Analyst

Bryan Keane

Prudential — Analyst

Ashwin Shirvaikar

Citigroup — Analyst

Joseph Vafi

Jefferies & Company — Analyst

David Grossman

Thomas Weisel Partners — Analyst

Adam Frisch

UBS — Analyst

James Kissane

Bear Stearns — Analyst

Greg Smith

Merrill Lynch — Analyst

Moshe Katri

Cowen & Company — Analyst

PRESENTATION

Operator

Good afternoon, and welcome to the ACS third quarter fiscal year 2006 conference call. Today’s call will consist of prepared statements by ACS, followed by a question and answer period. All participants will be able to listen only until the question and answer session. The call is webcast live on the Company’s website and available for replay purposes. If you have any objections, you may disconnect at this time. Leading today’s conference is Mr. Mark King, President and Chief Executive Officer. Also speaking today are Mr. Lynn Blodgett, Chief Operating Officer, and Mr. Warren Edwards, Chief Financial Officer. Mr. Edwards, you may begin.

Warren Edwards - Affiliated Computer Services — CFO & EVP

Good afternoon, and thank you for joining us today to discuss our third quarter results of fiscal year 2006. As always, I must caution everyone that this call may contain forward-looking statements within the meaning of the Federal Securities laws, and may include statements concerning the Company’s outlook for fiscal year 2006 and beyond, overall and business line growth, revenue and expense trends, and other statements of expectations concerning matters that are not historical facts. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements.

Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC’s website, from the ACS website or from ACS investor relations. We have also provided presentation on our website that we will refer to during our presentation. In addition, we will reference certain non-generally accepted accounting principal financial measures, which we believe provide useful information for investors and are an integral part of this presentation. We have posted the presentation on our investor relations page of our website at www.acs-inc.com.

And finally, we disclaim any intention to and undertake no obligation to update or revise any forward-looking statements. I will now turn it over to Mark, who will give you a summary of the significant events during the quarter.

Mark King - Affiliated Computer Services — President & CEO

All right, thanks, Warren. We’ve got a lot to talk about this afternoon, so let’s dive right into the slide presentation. Go to slide number 1 for our quarterly highlights. Our new business signings for the quarter were very strong, at $190 million of annual recurring revenue, which represents a 52% increase over the prior year. Even with this impressive growth in new business signings, our sales pipeline continues to be healthy and has expanded to our highest levels ever.

Client renewal rates have improved significantly year-to-date, and this has been a key focus area for our delivery teams. With the tremendous new signings we have experienced over the last several quarters, we are also incurring significant start-up losses as operations are being migrated to our service delivery platforms. While a drag on our short-term financial performance, we view this as a high quality problem to have. Our adjusted cash flow metrics also continue to be very solid and reflect the excellent cash generating aspects of our business. We are executing on the cost initiatives and restructuring activities that we mentioned last quarter and continue to analyze our various business lines for additional areas of opportunity. All of these initiatives and activities are being executed with a view to the long-term health and competitiveness of our business.

Let’s now review the quarter’s results in more detail. Please turn to slide number 2. Fiscal 2006 third quarter consolidated revenue was $1.3 billion, representing total revenue growth of 24%. Excluding the impact of the Welfare to Workforce, or WWS,divestiture, total revenue growth was 30%. Internal revenue growth was 6%. As Lynn will discuss in more detail, internal growth was negatively impacted by the timing of nonrecurring government revenue and delays in the ramping of new business. Internal revenue growth in our commercial segment was 11%, while our government business reported flat internal revenue growth. Commercial revenue was $790 million during the quarter, representing 47% total growth. Government revenue was $524 million during the quarter. Excluding WWS divestiture, the government business grew 10%.

Let’s now go to slide 3. Reported third quarter diluted earnings per share was $0.62. However, this included several items that I will highlight for you. Losses associated with two multiscope HR outsourcing contracts totaled $0.11. We will spend more time on this in a minute. Restructuring activities and Mellon related incremental transaction costs were $0.03 for the quarter. Costs related to our special committee activities and terminating our old credit facility also totaled $0.03. The writedown related to retained federal accounts receivable was a penny. Recall that we divested the majority of our federal business two and a half years ago. We also had a $0.01 residual gain related to the WWS divestiture.

Not listed here is a significant increase in start-up losses associated with our record new business signings that I referred to earlier. While a drag this quarter, we anticipate that once start-up and related migrations are completed, these new contracts will have a positive impact on our operating income. These start-up losses totaled approximately $17 million this quarter, approximately doubling the level incurred during the second quarter of the current fiscal year. This summarizes things that were included in the quarter’s results. However, one thing not in the quarter’s results is a normalized level of nonrecurring revenue. While approximately 85% of our business is recurring revenue under long-term contracts, the remainder is nonrecurring work in both our commercial and government segments.

These nonrecurring revenues typically generate above average profit margins. Within our commercial segment, we generate nonrecurring revenue primarily from healthcare and human resources consulting, as well as hardware sales. Within our government segment, we generate nonrecurring revenue primarily from development and applications work and from our escheatment, or unclaimed property business. With that as background, you should be aware that during the quarter, nonrecurring revenue in our government business related to our unclaimed property business was lower than expected due to timing. In this line of business, our state clients control when our work is to be performed and delivered.

These timing issues resulted in approximately $7 million of operating profits being delayed into future quarters. And, since we’re talking about quarterly EPS, let me spend just a minute on consensus estimates. First, I want to remind everyone that we did not give quarterly guidance. Probably as a result, First Call earnings estimates from Wall Street analysts were all over the board this quarter. A few analysts included the benefit from a fully subscribed tender offer, while others did not. Many earnings models were also not updated for the WWS divestiture, which we said last quarter would reduce earnings by approximately $0.06 in the second half of the year. We also noted last quarter to keep in mind that new business wins were above our expectations and would result in more start-up losses.

I think it’s safe to assume that Wall Street analyst estimates would not have anticipated the high level of start-up losses that we experienced this quarter. All of these items taken together certainly resulted in a higher consensus quarterly estimate. Almost one year ago, during our third quarter of fiscal year 2005, we changed our policy on providing guidance to conform with industry practice and trends that we were seeing in the market place. At that time, we stopped giving quarterly guidance and eliminated commentary on many other metrics. Obviously, this policy can give rise to volatility on a quarterly basis, especially when you consider the timing of new business, start up losses, non-recurring revenue and renewals. While this volatility will occur, we stand by our decision a year ago, as it alleviates the temptation to make short-term decisions for the sake of hitting some extraneous quarterly target which may have a longer term negative impact.

Turn now to slide 4. You can see that we continued our sales momentum with strong new business signings of $190 million for the quarter. This represents the fifth highest quarterly signings amount in ACS history. This quarter’s signings represented 52% growth over the prior year third quarter. This brings fiscal year 2006 signings to nearly $618 million, 32% ahead of this time last year and up 28% on a trailing 12-month basis. The commercial segment posted $153 million in signings, or 81% of the quarterly totals. Government signed $37 million of new business during the quarter or 19% of the quarterly signings. IT outsourcing contributed $99 million, or 52% of the total. BPO signings were $91 million, or 48% of the total.

Recall that prior to this quarter, BPO signings have dominated new business activities during the first six months of the fiscal year. Year-to-date, BPO signings represent over 70% of the total new signings. Finally, average contract life is about 4.5 years, consistent with this quarter’s mix between ITO and BPO. Lynn will comment further on signings in his prepared comments. Let me give you more information on the types of deals that we signed during the quarter. Turn to slide 5. There continues to be a lot of nervousness in the investment community regarding margin pressure and capital intensity. Let me try to put your minds at ease with a few key metrics. This chart shows the top 20 deals, which represent about 80% of total signings for the quarter.

You can see that the average contract life is about five years. Probably the two most important metrics shown here are contract margin and capital intensity. As it relates to expected contract margins, you can see that the top 20 contracts are expected to generate about 17% operating income margins over the life of the contract. As we have told you in the past, during start-up and migration of contracts, we actually lose money due to start-up losses. Given this fact, you should infer that, once you are past the start-up phase of a contract, operating income will naturally be higher in order to achieve the anticipated overall contract margins.

The second key metric is capital intensity. These contracts have expected capital intensity of roughly 5% of total contract value, in line with our overall expectations. We have also said in the past that capital intensity will be driven by contract type, with ITO contracts generally having a higher level of capital requirements. That was the case this quarter. ITO deals had average capital requirements of about 7%, while BPO had about 3%. So the primary points of this slide are to let you know that, one, competition is not causing our expected overall margins to be lower than historical levels; and, two, capital intensity on signed new business is not increasing, either. Turn now to slide 6 for a historical view of our new business signings. From the graph covering the last 11 quarters, you can see that ACS has achieved three of its top five quarterly signings amounts in the last 12 months.

I would also continue to remind our investors that quarterly signings amounts can be very lumpy and that trailing 12-month signings may be a better indicator of future growth prospects. Trailing 12-month signings totaled $827, million or 28% growth over the prior 12-month period. We are very confident that our consistently high signings over the past few quarters will result in an increase in internal revenue growth. Turn now to slide 7. I’d like to provide an update on the areas of focus we mentioned last quarter. We continue to analyze our cost structure to identify areas where we can reduce the cost of delivery. We have been working on these plans for several months, and we anticipate that two-thirds of these actions will be completed by the end of the fiscal year.

Recall that in the prior year, our renewal rates were below ACS standards. As we have continued to increase our focus on clients and related service delivery, client satisfaction has improved. Of course, the best evidence of happy clients is renewal rates, which have now risen to the mid 90% level. We’re also continuing to bring best practices from our commercial group to our government business. Incentive based compensation is really starting to take hold. With over 1000 of our government employees on incentive based compensation today, we are starting to see the productivity that we have seen in the commercial business for years. Of course, we are not done. We plan to triple this amount in the coming fiscal year. We have also greatly improved the sales status reporting process, and with greater visibility we are better armed to make sound pursuit and pricing decisions.

We have been keenly focused on increasing management depth. We promoted Ann Vezina to Executive Vice President and Group President of ACS Commercial Solutions. Ann has 21 years of global BPO and IT experience, has strong operation abilities, and has developed excellent client relationships. Howard Fine was recently promoted to Senior Managing Director of our Human Capital Management Services Group. Howard has over 25 years of experience in human resources and actuarial consulting, and is considered a thought leader amongst his peers. In the Government Solutions group, we have added Ann Kiefabber as senior Vice President of Government and Community Services, reporting to Tom Burlin. I am confident that this is the strongest management team we have had in ACS’s history.

And finally, we recognize that we have a responsibility to increase shareholder value. This is obviously an ongoing process and one that does not end. My comment on this topic is that the Board of Directors has not yet completed its evaluation of what it feels is the best way to deliver value for our shareholders. Obviously, we would have liked to have said more on this issue, but at this juncture it would be premature for us to comment further. My agenda as CEO is very straightforward: Maintain high levels of client satisfaction and expand our existing client relationships, and make decisions that will benefit the long-term health and competitiveness of the business, even if that means short-term earnings pressure. We will make investments in our technology, processes, and people to stay ahead of the competition; and of course, we will try to increase shareholder value over the long-term.

Overall, this quarter had many positive attributes, and I hope that you take away the following. First and foremost, another very strong quarter of new business wins with enviable contract metrics. Second, business momentum is building, as evidenced by year-to-date signings growth, excellent renewal rates, and an ever-expanding qualified pipeline. Third, cash flow metrics continue to be very strong and I believe reflect the true cash flow potential of this industry. And last but not least, you have heard me say it a couple times already, we are going to run this business with a view towards the long-term, not the short-term. I understand the importance of execution and delivery on our commitments, but I will not make decisions that might seem good in the short-term, but knowing we will pay the price later.

This quarter we made some decisions that hurt in the short-term, but will benefit us over the longer term. We made those decisions with our clients in mind, doing what was best for the Company, and balance that with our longer term business goals. Let me now turn it over to Lynn, who will review segment performance and the sales pipeline.

Lynn Blodgett - Affiliated Computer Services — COO, EVP & Group President — Commercial Solutions

Thanks, Mark. Please turn to slide number 8. Now, before I get into the details of the commercial segment, let me give you a quick overview of our performance. As Mark noted earlier, commercial continued to deliver strong new business signings at 153 million of annual recurring revenues during the quarter, a 62% increase over the prior year. Our ITO business experienced a very strong quarter after a couple of quarters of low signings. Industry analysts have made recent remarks about the ITO market that would be contrary to our results from this quarter. I think our success in ITO is due to our differentiated approach to this market, which I will cover in more detail later. Start-up losses significantly impacted our quarterly results. We don’t view this as a negative, because we know the contracts will contribute to both top line and bottom line growth.

BPO has dominated our signings year-to-date, and the increase in start-up losses is consistent with this mix. BPO contracts ramp slower and have slower start-up losses than ITO contracts. I also want to remind you that ACS has one of the most conservative accounting policies with regard to how we treat start-up losses, resulting in many of these costs being expensed. This is an important item to consider when analyzing our start up losses. We, along with every else in the HRO business, are finding that multiscope engagements are very complex. They’re well publicized problems in the industry, with each supplier having its share of difficulties. Let me take a minute and describe at a high level the deliverables of these contracts.

They normally involve the implementation of new technology, coupled with the redesign of work processes. After that step, the contract shifts to actually running the operation, including the staffing of our personnel and maintenance of the technology. We find that these tasks are split roughly 15% for the technology and process implementation, and 85% providing the services. Our difficulties with these contracts have generally been in the 15% portion of the contract, while we excel with the operating portion of the contract. Our portfolio of client contracts shows that we operate effectively and profitably once we are through the implementation phase. With that as a background, our commercial segment was negatively impacted by losses associated with two underperforming multiscope HR contracts.

We take every client problem seriously. But to put this in perspective, the two contracts combined represent less than 1% of annual consolidated revenue. Also, these two contracts are completely unrelated to the Mellon acquisition, as they were signed by ACS prior to the acquisition. In fact, the strategic expertise of Buck Consultants has significantly helped improve the operation of these contracts. We have a reputation of having fewer problem contracts than others. However, these two contracts include an unusual level of complexity. Both contracts involve the implementation of significant software and hardware technology, as well as transforming and standardizing as-is processes into an advanced state-of-the-art technical platform and the most efficient use of human capital.

They further require the movement of substantial portions of the workforce and work process into lower cost production locations. One contract involves the transformation and operation of the full scope of human capital for a very large U.S. based company. This contract has multiple service towers, most of which we are successfully delivering. We are committed to the successful implementation of technology and operations in all towers for this very important client. We’re receiving positive feedback from the client that we’re heading in the right direction, but we still have work to do.

Under the second contract, we are implementing two major ERP systems across Europe and the UK. It involves the establishment of a low-cost production center in Spain with very time-consuming human training and system customization. This contract is actually operating reasonably, well with the rollout of the second ERP system successfully underway. These next steps are well underway and will be completed in the third quarter of fiscal 2007. This has been one of the most difficult BPO implementations ever undertaken by ACS. Although the costs have run substantially higher than originally estimated, we are confident that at the completion we’ll have a happy Fortune 10 client; and equally important, we’ll have a pan European human capital platform to utilize in other engagements that require a local presence and a solution that is truly pan European. We believe this will give us a tremendous capability that we can leverage in the United States and abroad. We project that these two contracts will continue to be a drag on our financial results over the next 15 months, at which time we anticipate they will turn profitable.

Notwithstanding their anticipated return to profitability over the remaining contract, these contracts are expected to break even. Turn now to slide number 9, and we’ll review our third quarter commercial segment performance. Revenue from the commercial segment was $790 million and represented 60% of the total ACS revenue. While internal revenue growth was double digit for the third consecutive quarter, it was hindered by the anniversary of several large ITO contracts, delayed ramp of record new business, and a decline in Mellon’s revenue. Since we’re talking about Mellon, let me spend a minute talking about their revenue. When we announced the Mellon acquisition back in March of last year, we stated that we were anticipating flat revenue from this acquisition and were expecting the loss of three clients, which were factored into our model.

The loss of one client was due to a merger, and the other two clients decided not to renew with Mellon, primarily due to the uncertainty about Mellon’s commitment to the HR space. Those losses were known to us during the negotiation process, and such losses were contemplated in our purchase price. For fiscal year 2006, we’re expecting revenues from Mellon to be within 2% of the projections. During the quarter, the commercial segment was negatively impacted by net losses relating to the two underperforming multiscope HR contracts, a restructuring charge, and Mellon transition costs.

Without these items, commercial operating margins would have been comparable to the second quarter of fiscal 2006.We were also negatively impacted by start-up losses relating to recent new business which were $7 million higher sequentially. If you listen to the industry analysts today, you might think that the ITO market is weak; but we see the ITO market as very strong — as very strong, and it continues to be filled with green field opportunities. Turn to slide number 10 and let me expand on ACS’s differentiated approach which helped us deliver strong results in ITO, and has also helped us stay ahead of the ITO competition.

We are selective in the opportunities we pursue and understand that our sweet spot in the market is on ITO deals that are generally in the 5 million to 100 million dollar range of annual recurring revenue. Our selectivity in deal pursuits has kept our financial metrics healthy during a period when industry margins are contracting. Mark showed you just how healthy our margins are on new business, including ITO, early in his presentation. We’ve also shown our commitment to innovation and quality with our BS 15000 and ISO 20000 certifications. ACS was the first American company to receive BS 15000 certification in April, 2005, and was the first in the world to achieve this designation across multiple sites and multiple nations for one of its data centers. In April, 2006, ACS not only became the first U.S. company to receive ISO 20000 certification, but also was the first in the world to achieve ISO 20000 certification across multiple data centers and the first to achieve it in both domestic and international locations. We feel strongly that this certification of our processes has helped us deliver consistent high quality IT services to our clients.

And while continually improving service delivery, we are also perceived highly by the advisory firms who have said that ACS’s approach is flexible and accommodating. Our deal teams are known for their personable approach, which I believe is important to understanding your client and delivering high quality customer service. Please turn to slide 11. We will discuss our commercial HR business, known as Human Capital Management Services, or HCMS. This name reflects the core importance and value of the services we provide to our clients. Let me touch on some highlights from HCMS during the third quarter. First, and I believe most important, we have accomplished our goal of integrating all of our HR operations.

We now have a single world-class fully integrated full scope Human Capital Management Services organization, to us fully integrated means we now offer a full breadth of services to our clients, everything from routine transaction processes to knowledge management, as well as benefits administration consulting with our clients’ most senior management. We consult to the executive management in the areas as diverse as executive compensation, organizational communications and structuring of the latest employee benefit programs, all under one integrated organization. We believe that we are in the top three of all full-service multiscope HR service providers. The capabilities of Buck Consultants are now offered seamlessly to our multiscope HR clients. This has added dramatically to our service capabilities for all of our HCMS clients.

The second highlight I would like to discuss is the magnitude of HCMS. Today— HCMS — consist of over 5000 people around the globe, with revenue of approximately $800 million. We proudly serve 11 major clients with our full multiscope services. We have 115 clients who utilize our benefit services, and hundreds who utilize Buck consultants. We are continuing to apply the ACS operation of excellence model with its proven track record, which includes the use of our global resources to drive down costs in every area and discipline within HCMS. We believe in the HR marketplace and in our position as a world-class service provider.

Now let’s turn to the government segment. Slide number 12 covers the third quarter highlights in our government business. Over the past year and a half, the issue in our government business stemmed from a weak pipeline, exacerbated by a decline in renewal rates. I am encouraged by the growth in the government pipeline, which is up over 60% from 12 months ago and up over 40% sequentially. Although our quarterly signings of 37 million were below our expectations, we are confident that we are headed in the right direction. For example, at March 31st, we had approximately $70 million of awards pending contract finalization. I want to spend a little time discussing the contract award process for our government business, because I think it will help you understand why we feel confident that we’re making progress in this area. There are four steps to the overall approval process. Step 1 is the verbal or written notice of the contract win. Step 2 is the formal written award. Step 3 is the contract signing. And step 4 is the contract funding.

As we mentioned earlier, we had 37 million in bookings, which means we had completed step 3. The 70 million we referenced as awarded pending contract finalization are at various stages in steps 1 and 2. To translate this into our actual performance and show we are moving toward with contract signings, we anticipate signing the large IT contract in the next few days. This contract is now awaiting federal approval, which we expect will occur in the next 60 days. As you can see, the start to finish contract process is a time-consuming and complex process that has been protracted in the last 12 months due to increased protests and additional procurement review. While this has delayed the final steps in the contracting process, we are being awarded significant new business that is not being included in our booked business for government.

I am encouraged when I look at our progress in the government segment and can see our actual results are improving. Another sign that we are headed in the right direction in our government business — is our extremely high renewal rate, which is in the high 90s. This shows that ACS is delivering excellent service and is achieving high levels of client satisfaction. I also want to give you an example of innovation in our government business. We are delivering innovative technology-based solutions in the electronic payment services market, where we’ve taken a number of steps to improve our market position. These include enhancing technology we obtained via an acquisition to service our existing customers as well as new clients.

This group of technologists has grown from 12 to 100 people. These innovations are allowing ACS to displace incumbents and grow our overall share in the market. I would also mention that the integration of Ascom into our transportation line of business is going very well. Turn to slide 13, and we’ll review the government segment performance this quarter. This is our first quarter without the WW business. Revenue from government segment was 524 million and represented 40% of total ACS revenue. Revenue grew 10% year-over-year, excluding the divested WWS business. Government internal growth was flat, primarily due to the timing of nonrecurring revenues and our unclaimed property business that Mark discussed earlier.

Operating margins continue to be in the high teens and approximately 19% for this quarter, and actually increased from the second quarter of fiscal 2006 excluding the divested WWS business. Let me give you a quick update on the consolidated sales pipeline and other areas of opportunity. Turn to Slide 14. Even after achieving three of our top five quarterly bookings amounts in the past 12 months, our pipeline was a record 1.5 billion, and increased on a sequential basis. Our pipeline is qualified, which means it only includes opportunities with a decision date in the next six months and excludes renewals of any deals greater than 100 million in annual revenue. The acceleration came from the government sales pipeline, while the commercial sales pipeline continued to remain strong.

We are continuing to experience very strong signings in our transaction BPO business. These opportunities are coming from new logos as well as growth in our existing customers. As an example, our customer care services within our healthcare payer line of business have experienced several recent wins, including four major insurance companies totaling more than $40 million in annual recurring revenue. As we mentioned earlier, ITO had a very strong quarter of signings and the pipeline is expanding nicely. Healthcare, when considered in its entirety across ACS, represents a significant part of our revenue base. Our offerings in our provider, payer, and government healthcare all have strong pipelines. We have experienced firsthand the complexities associated with large HRO deals and have been selective in the type of deals we have pursued. There are several potential opportunities in HRO that are attractive, and we are actively pursuing them.

Our government sales effort is focused in four areas, two of which directly correlate to the offerings in our commercial market. Those areas are customer care and human resource services. Our government group is helping our commercial group with their expertise, and our commercial group is helping our government group strengthen their offering. In addition, our government team is targeting the eligibility market as well as electronic payment card services. I have mentioned innovation a couple of times this afternoon. I’d like to close with comments in that area. ACS was recently named to Business Week’s list of 100 Most Innovative Companies for 2006. We were recognized for our best practices, benchmarks, and key innovations along with companies like Google. ACS was also recently named Number 1 in In-Bound Customer Care by a leading CRM publication.

I’m very proud of our achievements and encouraged by our progress. Now Warren will discuss the third quarter financial results in more detail.

Warren Edwards - Affiliated Computer Services — CFO & EVP

Thanks, Lynn, and please turn to slide 15. As we have already discussed, revenue for the quarter was approximately 1.3 billion, representing growth of 24% compared to the prior year quarter. Excluding the WWS divestiture, total revenue growth was 30%. Acquisition growth was 24%, the majority of which related to the Mellon acquisition. Internal revenue growth was 6% this quarter. As you know, in the calculation of internal growth, revenue from acquisitions on a quarterly basis are compared to their trailing 12-month revenue at the time of acquisition. Revenue that is in excess or below this trailing 12-month revenue is included in our internal growth calculation.

With that as a quick reminder, I would point out that Mellon had a negative impact on internal revenue growth this quarter due to the known client losses at the time of acquisition. Recall, at the time we announced the acquisition, we expected no growth in the fiscal year, due to all the migration and integration activity. As Mark mentioned earlier, the reported third quarter diluted earnings per share was $0.62. However, this included several items, including losses associated with the two multiscope HRO outsourcing deals, which decreased operating income by $22 million. This quarter also included $7 million of severance and other restructuring costs, as well as incremental costs associated with the Mellon acquisition. Special committee legal costs and terminating our old credit facility reduced operating income by 1 million and pre-tax profit by 5 million. I would point out that the termination of the old credit facility resulted in us writing off the unamortized financing fees. This writeoff is reflected in nonoperating expense.

This quarter also included a $2 million write down of Federal accounts receivable retained when we sold our Federal business over two and one half years ago. We also had a $3 million residual gain related to the WWS divestiture. Excluding these items, operating margins actually increased sequentially. As we also mentioned earlier, we had about $7 million of incremental start up losses when compared to the prior sequential quarter. Turn now to slide 16 and we’ll discuss the primary balance sheet items in more detail. First, in January, we collected the sales proceeds from the WWS divestiture. Accrued compensation was relatively flat, but includes a $26 million payment related to the preacquisition Mellon bonuses.

These bonuses were part of the acquired balance sheet at the time the deal was closed, and this payment was offset by an increase in accrued salaries and employee benefits. Other accrued liabilities decreased 76 million, primarily due to the payment related to the Mellon transition services agreement, which we have previously mentioned. Long-term debt increased primarily due to borrowings on the new credit facilities to fund shares purchased in the Dutch auction. Shares purchased in the Dutch auction also reduced equity by approximately $476 million. Now reviewing cash flow on slide 17. Reported operating cash flow was $113 million or 9% of revenue, and included a detriment of $86 million related to the Mellon transition services agreement and 26 million related to the Mellon preacquisition bonus payments.

Excluding these two items, which are unusual and not indicative of the underlying business, adjusted operating cash flow was 225 million or 17% of revenue. Recall that the fourth quarter of fiscal year 2005, we excluded the benefit we received from the timing of the Mellon transition services agreement, and indicated at that time this one-time benefit would flip this quarter. I would also point out that since the Mellon bonus payments this quarter were assumed as part of the balance sheet, there was never a benefit to our cash flow metrics. Adjusted free cash flow was $104 million or 8% of revenue, in line with our target. Cap Ex and intangibles as a percentage of revenue was 9%, and higher than the prior year to the new business and costs associated with the Mellon acquisition integration. Remember that the majority of capital spending occurs at the front end of the contract, so as signings increase, so does Cap Ex. Given the new business signed in the last three quarters, it’s very natural for our Cap Ex to be higher. This quarter, new business Cap Ex was about two-thirds of the total.

Now let me spend a minute or two on guidance. Please turn to slide 18. As Mark had mentioned, our focus over the last two quarters has been on ensuring the continued financial health and competitive advantages of the Company for the long-term. We have made numerous decisions that have obviously impacted our financial performance over the last two quarters which were not contemplated when we gave our previous overall guidance. Given our current posture of making the business even more competitive, which I believe will last through the balance of this year, we do not feel it necessary to focus on the anticipated results for the upcoming quarter, and accordingly are not giving guidance. I would caution analysts to review their models for the fourth quarter to take into consideration the WWS divestiture, the finalization of the Dutch tender offer, and a higher level of start-up losses. Now let me spend just a minute on our prior financial guidance for fiscal year ‘06. As you may recall, a year ago we provided guidance that called for at least 25% topline growth, and earnings per share in the $3.30 to $3.55 range.

We continue to believe that we will achieve our top line growth guidance. As it relates to earnings guidance, I would offer the following thought: First, our guidance did not contemplate the divestiture of the WWS business. Second, start-up costs are much higher than anticipated, given the mix of new business being more heavily weighted to commercial BPO, which has the highest component of start up cost. Third, while we are achieving our top line growth, our government business has not grown as fast as expected at the beginning of the years, shifting the overall business mix to commercial versus government. Of course, the margins in the government business are higher than what we earn in the commercial business. It goes without saying that the senior management team has been extremely busy over the last six months focusing on the various shareholder initiatives that were before the Board of Directors. Despite all these factors, we have put the Company in a very good position to deliver healthy financial performance in the future.

Now let me provide some general guidance for the upcoming fiscal year. While preliminary, we expect total revenue growth to be at least 10% after taking into consideration the WWS divestiture. This growth percentage does not contemplate any additional acquisitions. Earnings per share growth is also expected to be at least 10% and does not take into consideration any new share repurchase programs. I’d like to stress that this guidance is preliminary and we are just beginning the budgeting process for the fiscal year 2007.. Obviously, we hope this guidance proves to be conservative.

Before I hand it back over to Mark for some closing comments, I did want to let all of you know that Kevin Kyser, who has been my right hand on the investor relations front, has been promoted to CFO of the Commercial Business. I hope you join me in congratulating him on that new role. Jon Puckett, who has been in our Corporate Development department over the last year and has prior investor relations experience, will be taking over for Kevin, and I’m sure that all of you will get to know Jon over the coming months. Now, I’d like to turn it back over to Mark.

Mark King - Affiliated Computer Services — President & CEO

Okay. Before we begin the Q&A, I wanted to spend a few minutes updating everyone on the status of the various matters relating to our stock option grant practices. As most people are aware, there have been a number of recent articles discussing the executive stock option grants at ACS and other companies, with the implication being that these companies possibly engaged in the intentional granting of so-called look-back stock options for certain executives. As you also know, we filed a Form 8-K on March 6th, noting that the SEC had begun an informal investigation into stock option grants made by ACS from October, 1998 through March of 2005.

Also, we filed a Form 8-K on April 10th announcing that a shareholder derivative lawsuit had been filed in Dallas alleging breach of fiduciary duties and unjust enrichment related to stock option grants to certain officers during the period in 1996 through 2002, as well as the Company’s purchase of divested stock options from our former CEO in September 2005. First, I want to emphasize that we have always valued the trust and confidence our shareholders place in us. We clearly recognize the paramount importance of maintaining integrity in our compensation and financial reporting practices. We believe we have a long track record of frank and direct disclosure to the investment community. Nothing is more important to us than maintaining the long-term trust and confidence of our shareholders and the investment community, and we are determined to do just that.

With the pending SEC informal investigation of the shareholder lawsuit, as well as the internal investigation we have been conducting, we have been somewhat limited in what we can appropriately discuss publicly. Today, I want to address these matters as directly as I can in my prepared comments, but I will not be able to comment further on this topic in the Q&A session afterwards. Before I get into specifics, let me spent a minute talking about the compensation philosophy of ACS. First, we recognize how important it is to build value for our shareholders. We have built our compensation philosophy around this objective, and we believe this philosophy has been a critical component of our success in significantly growing ACS’s shareholder value over our 18 year history.

ACS’s financial metrics have consistently ranked very strong versus our industry peers. Our stock price performance places ACS among the top 25 companies in the S&P 500 over the 12-year period that we have been a public company, and we rank number 1 in our peer group by this measurement. Our compensation philosophy, which has driven this growth in shareholder value, very simply put, is that our senior management team, including our executive officers, is paid based upon performance. Incentive compensation is based upon the key metrics of our business, including revenue and profit growth, cash flow metrics, and client satisfaction. Approximately 3% of our employee base receives annual incentive payments.

We also believe stock options are the best way to provide long-term incentives to senior managers and executive officers for a high growth services company like ACS. Currently, approximately 1000 employees or 2% of our global workforce have received stock option grants. Now let me address our option grants. ACS does not set specified dates each year on which we grant stock options. Rather, we grant options at various times during any given year, including in connection with new hires, promotions and acquisitions. With regard to key senior managers and executives, option grants are periodically evaluated and determined by our Compensation Committee in response to a recommendation from our Chairman when he believes the recommendation is appropriate based on both management and incentive considerations, which are relevant at the time.

Our Compensation Committee has not been opposed to granting stock options when our stock price appeared low relative to its trading history, and in some cases grants have been made when natural dips have occurred in our stock price. The Compensation Committee recognizes that meaningful incentives granted through stock options to key executives is critical to building the overall long-term market value of ACS. And one final point. I would just remind everyone that relative to our peers, ACS has one of the lowest percentages of compensation expense and dilution resulting from stock options. Furthermore, until just last year, stock options were not exercisable, even if vested, until five years after grant. We are not aware of any other public company that has such stringent exercise limitations.

However, the terms of our options are still designed to ensure the option holder’s longevity with the Company. So, with that as a backdrop, let me now report to you on the status of these matters. First, as it relates to the SEC informal investigation, we have fully cooperated with the SEC, and we are in the process of responding to the SEC’s information request. We expect this process to continue for some time. As it relates to the shareholder lawsuit, will be filing our response with the Court in May. And if this lawsuit follows the typical time line of similar lawsuits, this will be continuing for quite some time. Our Board of Directors has directed a full investigation of these matters. To assist our board in investigating these matters, we have engaged our outside legal counsel to lead our internal investigation, and we are also consulting with our independent audit firm.

Our internal investigation is not complete; but based on the information we have gathered and what we know at this point, I offer the following: First, we do not believe that there has been any intentional granting of look-back stock options to executive officers and directors, and we believe our grants have complied with the terms of our stock options plan. Of course, this matter is subject to resolution of the SEC investigation, as well as our ongoing internal investigation. And second, as we have previously said, we do not believe the allegations in the shareholder lawsuit have merit, and we intend to vigorously defend the case. That case was filed in State Court here in Dallas, and we have removed the case to Federal Court. I would note that we have been notified that the same law firm representing the plaintiff in this shareholder lawsuit has filed a duplicate lawsuit in State Court in Dallas, naming a Texas resident as the plaintiff.

This appears to be a procedural matter that will get sorted out in the next couple of months. Clearly, if there are any new material developments on these matters, we will update our shareholders through appropriate SEC filings. That is all the prepared comments that we have for now. And before we open up for Q&A, I want to remind everybody that we have a lot of analysts on the call and as a result, we will be limiting each analyst to one question. Thank you, and let’s open it up for Q&A. Operator?

QUESTION AND ANSWER

Operator

Thank you. At this time, if you would like to ask a question, please press star 1 on your touchtone phone. You will be announced prior to asking your question. Once again, please press star 1 if you’d like to ask a question. And our first question comes from Gregory Gould of Goldman Sachs. Please ask your question.

Gregory Gould - Goldman Sachs — Analyst

Yes. Kevin, congratulations on the promotion. Guys, I wanted to understand, with bookings up so much, the 28% on a trailing fourth quarter basis, and we’re three quarters into the fiscal year, doesn’t the 10% organic growth seem particularly low for fiscal ‘07?

Warren Edwards - Affiliated Computer Services — CFO & EVP

Well, again, Greg, what we said was that we expect at least 10% overall growth. So that’s what we said.

Gregory Gould - Goldman Sachs — Analyst

Right. Well, isn’t that — it seems unusually conservative. Are there other factors?

Mark King - Affiliated Computer Services — President & CEO

No — Greg, this is Mark — the only thing I would say, too, is it’s hard to correlate the 10% and the 28%, because remember that the 10% is on the total Company, and the bookings are usually a much smaller piece of the total revenue. And so although that’s an indication, of growth, you can’t just simply, look at that growth percentage.

Operator

The next question comes from Tien-Tsin Huang of JP Morgan. You may ask your question.

Tien-Tsin Huang - JP Morgan — Analyst

Hi. Thanks to Jim, and to Kevin, congratulations also. Just a follow-up question to that. I guess the large booking space, given that, are you running into any trouble converting the commercial backlog? Or is the decision really a delay coming from the client perhaps? I don’t understand that.

Mark King - Affiliated Computer Services — President & CEO

Actually, we’ve seen contract delays with some of the commercial customers which has caused the ramp to go slower than we anticipated.

Lynn Blodgett - Affiliated Computer Services — COO, EVP & Group President — Commercial Solutions

Yes, and it’s — and Tien, the question is; Is it client-specific or is this, the fact that ACS doesn’t have the resources? No. It doesn’t have to do with ACS not having the resources. In general, when you see contract delays, it’s usually because the client isn’t quite ready to turn over, you know,some of the people or some of the volumes or some of the locations. But in general, it’s safe to say that most of it will be client delays that are usually out of ACS’s control.

Operator

Moshe Katri of Cowen & Company, please ask your question.

Moshe Katri - Cowen & Company — Analyst

Okay, thanks. When you’re talking about EPS guidance in terms of growth for fiscal ‘07, what sort of a base should we actually use? Do we kind of add back to start up our cost for losses that we’ve had — that you guys are having in March and June, or do we just use the numbers as they are? When we try to figure out the EPS numbers for fiscal ‘07? Thanks.

Warren Edwards - Affiliated Computer Services — CFO & EVP

Yes, Moshe, thanks for the question. This is Warren. I guess the way I’d characterize it is that, you know, obviously there’s been a lot of what I’ll just call unusual items this year, and certainly we wouldn’t expect those to occur next year. You know, so from that perspective, I would expect that our growth would be off that adjusted base. But again, that’s going to be kind of the eye of the beholder. I think some analysts will say let’s leave them in and the growth percentage will be greater next year, and others will add them back and the growth percentage will be lower. It’s going to be obviously up to you guys ultimately to say what that growth is.

Operator

Bryan Keane of Prudential, please ask your question.

Bryan Keane - Prudential — Analyst

Good afternoon. Just on slide 5, you talked about the top 20 signings and the projected margin of 16.9%. I guess I was wondering how often does the projected contract margin match the actual going forward? Just because we do — you know, every once in a while you do have problem contracts which probably aren’t modeled in.

Mark King - Affiliated Computer Services — President & CEO

Yes. Bryan, this is Mark. I would say that over the18 year history of ACS, it’s been very accurate. I think we’ve been in the IT business for years and years, and I think that the IT probably has the greatest accuracy. The transactional BPO is usually pretty accurate as well. But as to your point, when we’re talking about some of the new businesses like HR and F&A that’s the one where there’s going to be probably the most risk. But in the pipeline or in the bookings that we’ve had for the third quarter, there really wasn’t any material level of HR and F&A.

Obviously, though, Bryan, it’s all subject to things that could be outside of our control. It could be subject to contracts or client volume, things like that. There’s a number of things. But again, I would say in general we’ve had good success.

Operator

Ashwin Shirvaikar of Citigroup, please ask your question.

Ashwin Shirvaikar - Citigroup — Analyst

Hi. My question is with regards to the timing of some of the items on slide number 17, your progress report. First of all, when do you think the Board might make a full determination of all the actions? Does that also include the Class B, Class A? And I guess the second part of it is with regard to the cost structure review, what are some of the items that have come out so far that you expect to address?

Mark King - Affiliated Computer Services — President & CEO

Yes, Ashwin, what I’ll do — and I’ll do it in kind of mini reverse order — I’ll take — in terms of your middle question in terms of the Class A, Class B. I think what we had said in the tender offer is that there’s no longer any discussion that it’s been going on with the Class B shareholders. So there’s nothing going on as it relates to that. As it relates to the timing that you asked of when the Board might be through with their evaluation, unfortunately that’s just something that I’m not really able to address. They are in thoughtful discussions, but we just really can’t say anything more at this time.

Warren Edwards - Affiliated Computer Services — CFO & EVP

In terms of some of the cost cutting initiatives that we’ve engaged in, I would say that moving work offshore, both for our clients and for our own internal services, is a very major initiative. We’ve done things like a vendor summit. We’ve never held one of those before, and we’ve got all of our vendors together, our key vendors, and discussed price reductions with them. We’ve actually outsourced some of our own services. As we go through and look at areas where we can save money, where we can find someone with a better core competency, we’ve opened and entertained that. And as was mentioned by Mark, the incentive based compensation is a very large area of cost reduction for us.

Operator

Joseph Vafi of Jefferies & Company, please ask your question.

Joseph Vafi - Jefferies & Company — Analyst

Gentlemen, good afternoon. I know you talked a little bit about some unclaimed property business that was lower in the quarter on a nonrecurring basis. Some color there on when you see that $7 million of operating profit kind of coming back into the business. And is this a business that you see being more lumpy moving forward, or are we kind of at a steady run rate here?

Mark King - Affiliated Computer Services — President & CEO

Yes, Joe, this is Mark. I would — yes, we have had this business, I think, since fiscal ‘99. I guess I would say it has never been smooth in terms of the business. It’s a great business, but because it is we’re kind of at the client’s whim in terms of actually when the property is escheat over to the state. It’s just — it’s one of those things. And what happens, Joe, is that as the business has been very successful and as it’s gotten bigger, then the lumpiness and therefore the profit volatility, can create some volatility in the earnings. In terms of giving a little bit more color, all I can say is that what impacts this business is two or three things. One is going to be — can be things as simple as the state treasurer and which quarter or which fiscal year do they want to record some of this revenue.

And the reason I say revenue, what happens is that you escheat money over to the state. It basically goes into their general fund coffers, and so, you know, there’s going to be some volatility there. It’s also based on legislation. In certain areas, as different types of property gets escheated, whether it’s , or whether it’s certain forms of stock and so on and so forth — maybe even some other types of bonds — you need usually individual state legislative action in order to get that escheated. And so that’s a long-winded answer to — it’s very lumpy. It’s not a huge part of our business, but it can cause volatility. I think as I’ve said before on other earnings calls, we love that business. We have a very nice market share in that business, and we expect good things going forward.

Operator

David Grossman of Thomas Weisel Partners, please ask your question.

David Grossman - Thomas Weisel Partners — Analyst

Thank you. You know, I know you mentioned kind of the duration of the losses, and I didn’t get all that information down on the HRO contracts. Could you just repeat that in terms of the amounts and durations of the losses you expect on those contracts? And I guess secondly, Warren, just a point of clarification. As I understood your comment on the question asked about the earnings growth, did you mean to say that your assumption is 10% growth off an adjusted number?

Warren Edwards - Affiliated Computer Services — CFO & EVP

With regard to the last question, yes 10% off the adjusted number. As it relates to your first question, I think we said that we anticipated that these contracts would remain in the red for about a period of about another 15 months, at which time they would become profitable, but over the remaining contract term that they would break even. We didn’t give any color as to the level of losses, albeit we expect that to go down from this quarter to next quarter. So — and it should kind of continue to trail off as we complete migrations and some of these other things that Lynn discussed.

Operator

Adam Frisch of UBS, please ask your question.

Adam Frisch - UBS — Analyst

Thanks. You’ve repeatedly talked about, Mark, increased start-up costs, which are obviously normal in this kind of industry; but the past four quarters of bookings — which granted, you guys have done a great job and they have been stronger — but they only total about 827 million or 15% of your total revenue base. So my question is, can you help me understand why such a small segment of your total base — approximately that 15% — would have such a dramatic impact on your total profit levels, especially when you’ve talked about new deals usually reaching a steady state or close to steady state kind of margins within 12 months or so?

Mark King - Affiliated Computer Services — President & CEO

Sure. When you say that we’ve had start-up costs maybe similar types of business for many years in the past, I would say that that’s not totally accurate. I think in the HR business and the finance and accounting business, which we’ve only been in for the last three years or so, the start-up losses are significantly greater in those areas than, let’s say, the IT business. In the transactional BPO business, you kind of have to break it out between what’s called the CRM business, the customer care, as well as the transactional BPO.

What we have in the CRM business, which has been the source of a lot of these bookings that we’ve had, we’ve had situations, Adam, where we could have millions of dollars of costs in a particular quarter and not very much revenue because the reason being that there’s training involved. There’s — there’s small pieces of business that start ramping over a two to three-month period. And you know, I think as Lynn mentioned, we’re now Number 1 — or we were ranked Number 1— in a recent CRM magazine. So we’ve had significant increase in our CRM business, and so what’s happened is, if you just do the math and you take a small amount of revenue and you have a large amount of start-up costs and a large amount of margins, it really can impact the business significantly if you put a pen and paper to it. And Warren, why don’t you add some more follow-up?

Warren Edwards - Affiliated Computer Services — CFO & EVP

Yes, Adam, the other thing I’d point out is, you know, just the accounting for these contracts. Again, we have a very conservative accounting methodology for these, where obviously we’re not capitalizing hardly anything that’s related to these start up contracts. What I would say is that from a contracting standpoint, we’re actually getting paid in a lot of these cases up front for these what I call migration costs, whether it be training revenue or whatever else the case might be. And so as you look at our balance sheet, you continue to see an increase in our deferred revenue, both our short-term and long-term, as we have to take those payments that we get paid up front and then recognize that over the life of the contract.

So there is a disconnect in what I view as the accounting for these deals versus, the economic reality. But I think market, the nail on the head, it’s a function of mix in the business as I think we said in our prepared comments that, as it becomes more and more commercial, and then on top of that more in commercial BPO, we expect higher levels of those costs. And I think that’s particularly in light of the fact that historically we’ve had a higher level of government bookings, which would tend to mute some of that impact because the start-up costs there are not as much. So if that didn’t answer your question, obviously we can spend some more time on it in the next day or so.

Operator

James Kissane of Bear Stearns, please ask your question.

James Kissane - Bear Stearns — Analyst

Yes, thanks. Could you provide a little more color on the two HR contracts? Was it just mispricing? Was it bad terms? Was it poor execution? Because no one seems to be making money in HRO. I want to get a sense that ACS will. And if you look at the nine contracts that are up and running, I guess beyond implementation, or that don’t have the problems, are they making money right now?

Mark King - Affiliated Computer Services — President & CEO

Yes, Jim. I know certainly there’s been a lot of riding on this over the past few months in terms of nobody making any money. I guess what I would say is that, at least as far as ACS is concerned, if you exclude these two accounts, if you’re looking at the other accounts that we have, we’re making money on those multiscope HRO accounts. And so what you have here, I think as Lynn tried to explain, in the 85% part that is — what I would call the transactional part of the business — the running the day-to-day operations. It’s not just transactions but it could be training and recruiting and relocation and all of the other towers of HR. We are truly world-class in that, and when we have talked about what the operational excellence model is of ACS, we think that the financial metrics and the financial ability that ACS has to make money on that 85% — we think, is better than, frankly, what our competition has. And so that’s just kind of a global backdrop.

What I would say as it relates to these two contracts is —as Lynn tried to say it — they were very difficult implementation contracts where, in other words, it’s that 15%. And that is something where we were struggling on that, particularly where there was one that was a global implementation. And so what was happening is we had underestimated the development costs that we were going to be having, and we had underestimated I would say the amount of transition — you know, moving from the client’s knowledge base and kind of taking the information out of the heads of the people that we were taking over and translating them to the knowledge of ACS workers. And you have a lot of high powered, high paid people. And when that transition takes a longer amount of time, then that causes basically losses at the front end. We had also had some issues with a subcontractor on that, but I kind of look at that as that’s — you know, whether it’s a subcontractor, it’s still us. And so we should have done a better job of managing the subcontractor. I don’t know, Lynn, if there’s anything else?

Lynn Blodgett - Affiliated Computer Services — COO, EVP & Group President — Commercial Solutions

I think that you hit on one key point, Mark, and it has to do with knowledge transfer. And what we were doing is taking people within country and then transferring that knowledge they had built up over 15, 20 years into our shared service center in Spain, and that — the amount of time it has taken to actually transfer that knowledge has — we underestimated it.

Mark King - Affiliated Computer Services — President & CEO

Yes, so Jim, I would say, again, to summarize it, it’s unfortunate that it happened. It is less than 1% of our revenue, and it is — we have — certainly we’ve learned some lessons on how to do that. As Warren said, we’re going to be having losses over the next 15 months, but they’re going to be a much lesser degree obviously than the losses that we took in this quarter. And we still like where we are in the market, in the HR, we think it’s a very exciting area. And that’s one reason why in this quarter we were willing to, invest a little bit more in this vertical market because we see great growth prospects. And Operator, I think we have time for just one more caller.

Operator

Our last question comes from Greg Smith of Merrill Lynch. Please ask your question.

Greg Smith - Merrill Lynch — Analyst

All right. Thank you. Mark, are any of the outstanding legal and SEC issues preventing ACS from buying back stock? And if not, what is your appetite for buybacks here?

Mark King - Affiliated Computer Services — President & CEO

Yes. Greg, unfortunately I wish I could tell you more on that, other than I can just have to repeat what I’ve said before that the Board hasn’t completed its review of the alternatives available and that we just can’t say anything more on this issue. So sorry, but hopefully you can understand. And, with that, we will conclude the call. Just thank you, everybody, for participating in a particularly long prepared comments, but we had a lot to go over. And we would be now very happy to address people’s comments with Warren and Kevin, and we will talk to you next quarter. Thank you.

Operator

This concludes today’s conference. You may disconnect at this time. Thank you. This concludes the conference call.

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